RSM

RSM US LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed by Ottawa Bancorp, Inc. of our report dated March 30, 2016, relating to the consolidated financial statements of Ottawa Savings Bancorp, Inc. and Subsidiary included in its Annual Report on Form 10-K for the year ended December 31, 2015.

RSM US LLP

Chicago, Illinois
October 31, 2016